Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 13th day of November, 2024, by and between STRATTEC SECURITY CORPORATION, a Wisconsin corporation (the “Company”), and Matthew P. Pauli (the “Employee”).

RECITAL

The Company desires to employ the Employee and the Employee is willing to make the Employee’s services available to the Company on the terms and conditions set forth below.

AGREEMENTS

In consideration of the premises and the mutual agreements which follow, the parties agree as follows:

1.
Employment. The Company hereby employs the Employee and the Employee hereby accepts employment with the Company on the terms and conditions set forth in this Agreement.

2.
Term. The Employee shall be employed by the Company for a period beginning on November 13, 2024 (the “Effective Date”) and ending on November 12, 2025, subject to the terms and conditions set forth in this Agreement; provided, however, that beginning on November 13, 2025 and on each anniversary thereafter, the term of employment under this Agreement shall automatically renew and be extended for an additional one-year period, unless either the Company or the Employee gives written notice of nonrenewal to the other party not less than 60 days prior to the end of the then-current term. The initial term, plus any extension thereof, shall hereinafter be referred to as the “Employment Period.”

3.
Position and Duties.

(a)
During the Employment Period, the Employee shall serve as the Senior Vice President, Chief Financial Officer of the Company. In such capacity, the Employee shall have the powers, duties, responsibilities, and authority customarily held by a person holding such position or its equivalent of an organization of a similar size and nature as the Company, as well as such other powers, duties, responsibilities, and authority as may be determined from time to time by the Company’s President and Chief Executive Officer (the “President and CEO”). The Employee shall also perform such other duties and hold such other positions related to the business of the Company and its Affiliates (as defined below) as may from time to time be reasonably requested by the President and CEO. The Employee shall report directly to the President and CEO. For purposes of this Agreement, an “Affiliate” means any corporation, general or limited partnership, limited liability company, joint venture, trust, association or organization which is, directly or indirectly, controlled by, or under common control with, the Company.

(b)
The Employee agrees to devote the Employee’s entire business time, effort, skill and attention to the proper discharge of the Employee’s duties hereunder and in furtherance of the business and interests of the Company and its Affiliates. However, the Employee will not be precluded from (i) managing the Employee’s passive personal investments, or (ii) subject to the prior written consent of the Company, participation in community, civic, charitable or other similar activities which do not unreasonably interfere with the Employee’s responsibilities hereunder or create a business or fiduciary conflict.

(c)
The Employee understands and agrees that the Employee’s principal place of employment will be in the Milwaukee, Wisconsin area. The Employee will ensure an effective amount of physical presence in Company offices, and the Employee acknowledges and agrees that the Employee may be required to travel for business in the course of performing the Employee’s duties for the Company and its Affiliates.

(d)
Upon termination of the Employee’s employment hereunder for any reason, the Employee shall cease to hold any position as an officer or director (or any other similar position) of the Company or any Affiliate and shall resign from all positions as an officer or director (or any other similar position) in all corporations, partnerships, limited liability companies or other entities for which the Employee is serving, at the Company’s request, as an officer or director (or in such other similar position).

4.
Compensation.

(a)
Base Salary. During the Employment Period, the Employee shall receive a base salary at a rate of $470,000 per annum, subject to applicable taxes and withholdings, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Employee’s base salary shall be subject to adjustment as may be determined from time to time in the Company’s sole discretion; provided, however, that any decrease in the Employee’s base salary can only be proportionately made in connection with Company-wide reductions in the salary rates for senior management of the Company (“Senior Management”) as determined by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect from time to time is referred to herein as the “Base Salary.”

(b)
Annual Bonus. Commencing with fiscal year 2025, during the Employment Period, the Employee will be eligible to participate in and receive an annual bonus award (the “Annual Bonus”) under an annual incentive program established or maintained by the Company for its Senior Management, subject to the approval and discretion of the Compensation Committee. The initial target value of the Employee’s Annual Bonus shall be 60% of the Employee's Base Salary (the “Target Annual Bonus Amount”). The Annual Bonus shall be earned and accrued as of the last day of the applicable annual performance period and paid in a lump sum no later than the 15th day of the third month following the end of the taxable year of the Company or the taxable year of the Employee, whichever is later, in which such Annual Bonus is earned. For purposes of clarity, the Annual Bonus earned for fiscal year 2025 will not be subject to pro-ration. The Annual Bonus shall be subject to the terms and conditions of the annual incentive program, as may be amended from time to time.

(c)
Equity-Based Compensation. Commencing with fiscal year 2026, during the Employment Period, the Employee will be eligible to participate in any equity-based compensation plans established or maintained by the Company for its Senior Management. Any grants or awards under such plans shall be subject to the approval and discretion of the Compensation Committee and subject to the terms and conditions of the Company’s organizational documents, any applicable plan documents, and any individual award agreements, as such documents may be amended from time to time.

(i)
Sign-On Equity Grant. Employee will be entitled to receive a grant of restricted stock or restricted stock units on or promptly after the Effective Date with a value of $200,000. The actual number of shares of restricted stock and/or restricted stock units subject to the grant shall be determined by dividing $200,000 by the trailing average closing price of the Company’s common stock for the 20 consecutive trading days immediately preceding (but not including) the Effective Date. Such grant shall vest, in the aggregate, in three equal amounts on the first, second, and third anniversaries of the Effective Date, subject to the Employee's continued employment as Senior Vice President and Chief Financial Officer of the Company on each applicable anniversary. Such grant shall be subject to the terms and conditions of the Company’s 2024 Equity Incentive Plan and the related individual award agreement, as such documents may be amended from time to time.

5.
Benefits and Reimbursements.

(a)
Benefits. During the Employment Period, the Employee shall be eligible to participate in and receive benefits under the Company’s employee benefit plans, policies and programs applicable generally to other Senior Management, subject to the Employee’s satisfaction of all applicable eligibility conditions of such plans, policies, and programs. Notwithstanding anything in this Agreement to the contrary, the Company may amend, modify, discontinue or terminate at any time any employee benefit plan, policy, or program described in this Section 5(a), now existing or hereafter adopted, to the extent permitted by the terms of such plan, policy, or program and will not be required to compensate the Employee for such amendment, modification, discontinuance or termination. To the extent there is any conflict between the terms of this Agreement and the applicable employee benefit plan, policy, or program document, the terms of the applicable employee benefit plan, policy, or program document shall govern.

(b)
Reasonable Business Expenses. Subject to the terms and conditions of the Company’s expense reimbursement policy, during the Employment Period, the Company shall pay or reimburse the Employee for reasonable expenses incurred by the Employee in connection with the performance of the Employee’s duties pursuant to this Agreement, including, but not limited to, travel expenses, expenses in connection with seminars, professional conventions or similar professional functions and other reasonable business expenses.

6.
Termination of Employment.

(a)
Termination due to Death. The Employment Period and the Employee’s employment with the Company shall automatically terminate upon the death of the Employee. In the event the Employee’s employment terminates due to the Employee’s death, the Employee’s beneficiary (as designated by the Employee in writing with the Company prior to the Employee’s death) shall be entitled to the Accrued Benefits and any unvested portion of the Sign-On Equity Grant shall vest immediately. For purposes of this Agreement, “Accrued Benefits” means: (i) any Base Salary that is accrued but unpaid as of the date of the Employee’s termination of employment; (ii) any accrued, but unpaid, Annual Bonus for any fiscal year that ended on or prior to the date of the Employee’s termination of employment; (iii) any business expenses that are unreimbursed as of the date of the Employee’s termination of employment; and (iv) any rights and benefits (if any) provided under the employee benefit plans, policies, and programs of the Company, determined in accordance with the applicable terms and conditions of such plans, policies, and programs. Any amounts due under clauses (i) and (iii) of this Section 6(a) shall be paid in a lump sum within 30 days following the date of the Employee’s termination of employment and any amounts due under clause (ii) of this Section 6(a) shall be paid as promptly as practicable in accordance with the terms of the applicable annual incentive program. In the absence of a beneficiary designation by the Employee, or if the Employee’s beneficiary does not survive the Employee, payments and benefits described in this Section 6(a) will be paid to the Employee’s estate.

(b)
Termination due to Disability.

(i)
The Company shall be entitled to terminate the Employment Period and the Employee’s employment with the Company at any time due to the Employee’s Disability (as defined below). In the event the Employee’s employment terminates due to the Employee’s Disability, the Employee shall be entitled to payment of the Accrued Benefits as described in Section 6(a) and any unvested portion of the Sign-On Equity Grant shall vest immediately.

(ii)
For purposes of this Agreement, “Disability” means a physical or mental sickness or any injury which renders the Employee incapable of performing the essential functions of the Employee’s job (with or without reasonable accommodations) and which does or may be expected to continue for more than four months during any 12‑month period, as determined by a physician who is selected by the agreement of the Employee and the Company. In the event of their failure to agree upon such a physician, the Company and the Employee shall each select a physician who together shall select a third physician who shall make the determination. Such determination shall be conclusive and binding upon the parties hereto. In the event the Employee shall be able to perform the essential functions of Employee’s job (with or without reasonable accommodations) following a period of Disability, and does so perform such duties, or such other duties as are prescribed by the President and CEO, for a period of three continuous months, any subsequent period of Disability shall be regarded as a new period of Disability for purposes of this Agreement. Termination of the Employment Period and the Employee’s employment hereunder due to the Employee’s Disability shall not change the Employee’s rights to receive benefits, if any, pursuant to any disability plan or policy then maintained by the Company.

(c)
Termination for Cause.

(i)
The Company may terminate the Employment Period and the Employee’s employment with the Company for Cause (as defined below) upon notice at any time to the Employee. In the event that the Company terminates the Employee’s employment for Cause, the Employee will be entitled to payment of the Accrued Benefits as described in Section 6(a); provided, however, that, subject to any applicable law, the Company shall have the right to set off any damages it incurs as a result of the Employee’s actions which constitute Cause from any amounts due to the Employee. For purposes of clarity, the Employee shall not be entitled to any bonus, including any Annual Bonus, that has not been paid as of the date of the Employee’s termination of employment for Cause.

(ii)
For purposes of this Agreement, “Cause” means:

(A) (I) the Employee’s continued failure substantially to perform in good faith the Employee’s assigned duties in any material respect (other than as a result of total or partial incapacity due to physical or mental illness), or (II) a material breach or default of any term of this Agreement, in each case which continued failure, breach or default is not substantially cured in all material respects within 30 days after the Company provides the Employee with written notice thereof in sufficient detail describing such failure or material breach or default;

(B) the Employee’s engagement in (I) fraud, embezzlement, theft or dishonesty in the course of the Employee’s employment with the Company, or (II) other conduct that results or could reasonably be expected to result in material harm to the business or reputation of the Company or any of its Affiliates as determined in good faith by the Company;

(C) the Employee’s indictment for, charge with, arrest for, conviction of, or plea of guilty or nolo contendere to, (I) a felony or (II) a crime other than a felony which involves moral turpitude or a breach of trust or fiduciary duty owed to the Company or any of its Affiliates;

(D) the Employee’s disclosure of trade secrets or confidential information of the Company or any of its Affiliates that results or could reasonably be expected to result in material harm to the business or reputation of the Company or any of its Affiliates as determined in good faith by the Company; or

(E) the Employee’s material violation of any policy of the Company or any of its Affiliates that applies to the Employee which violation is not substantially cured in all material respects within 30 days after the Company provides the Employee with written notice thereof in sufficient detail describing such violation.

(d)
Termination by the Company Without Cause or by the Employee for Good Reason.

(i)
The Company may terminate the Employment Period and the Employee’s employment with the Company for any reason upon 30 days’ prior written notice to the Employee. The Employee may resign and terminate the Employment Period and the Employee’s employment with the Company for Good Reason (as defined below). If the Employee’s employment is terminated by the Company for any reason other than the reasons set forth in Sections 6(a), (b) or (c) or the Employee resigns and terminates the Employee’s employment for Good Reason, the Employee will be entitled to the following payments and benefits:

(A)
payment of the Accrued Benefits as described in Section 6(a);

(B)
a single lump sum payment equal to one year of the Employee’s Base Salary in effect on the date of the Employee’s termination of employment. Such payment shall be made on the first business day following the date that is 60 days after the date of the Employee’s termination of employment; and

(C)
if the Employee timely elects COBRA continuation coverage under the Company’s group medical, dental and vision plans, the Company shall pay directly or reimburse the Employee for a portion of such COBRA premiums (on a monthly, after-tax basis) equal to the employer portion of the premium for active Company employees until the earlier of (I) 12 months following the date of the Employee’s termination of employment or (II) the date the Employee becomes eligible for coverage under the group health plan of another employer.

(D)
any unvested portion of the Sign-On Equity Grant shall vest immediately. All other equity awards shall be subject to the terms and conditions of the applicable equity incentive plan and related individual award agreements; provided that, the definitions of “Cause” and “Good Reason” as set forth in this Agreement shall be used for purposes of applying any comparable provisions of the applicable equity incentive plan and related individual award agreements;

(ii)
For purposes of this Agreement, the following shall constitute “Good Reason,” unless the Employee shall have consented otherwise in writing:

(A) a material diminution in the Employee’s Base Salary or Target Annual Bonus Amount, other than a general reduction in salary rates or target annual bonuses that (I) affect all Senior Management in substantially the same proportions as approved by the Board or the Compensation Committee, and (II) is no greater than 15% of the Employee’s then-current Base Salary and Target Annual Bonus in the aggregate;

(B) any material breach by the Company or any of its Affiliates of this Agreement;

(C) a material diminution in the Employee’s authority, duties or responsibilities as set forth in Section 3 of this Agreement, provided that it is understood that a change in title alone shall not constitute a material diminution in authority, duties, or responsibilities; or

(D) a change in the Employee’s principal office to a location that is more than 50 miles from the Employee’s principal office on the Effective Date.

Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless (x) the Employee gives the Company written notice within 90 days after the Employee first has knowledge of the occurrence of the event which the Employee believes constitutes the basis for Good Reason, specifying the particular act or failure to act which the Employee believes constitutes the basis for Good Reason, (y) the Company fails to cure such act or failure to act within 60 days after receipt of such notice, and (z) the Employee terminates the Employee’s employment within 60 days after the end of the period specified in clause (y).

(e)
Termination by the Employee without Good Reason. The Employee may resign and terminate the Employment Period and the Employee’s employment with the Company without Good Reason upon providing the Company at least 30 days’ prior written notice. In such event, the Employee shall be entitled to the Accrued Benefits as described in Section 6(a). For purposes of clarity, the Employee shall not be entitled to any bonus, including any Annual Bonus, that has not been paid as of the date of the Employee’s termination of employment.

(f)
Change of Control.

(i)
In the event that, during the Employment Period, a Change of Control of the Company occurs and, within three months prior to or within 24 months following such Change of Control, the Employment Period and the Employee’s employment with the Company is terminated without Cause or is terminated by the Employee for Good Reason, in each case as described in Section 6(d) of this Agreement, then, in lieu of any payment or benefit that might be provided under Section 6(d), the Employee will be entitled to the following payments and benefits:

(A)
payment of the Accrued Benefits as described in Section 6(a);

(B)
a single lump sum payment equal to one and one-half times the sum of (I) the Employee’s Base Salary in effect on the date of the Employee’s termination of employment, plus (II) an amount equal to the average of the Annual Bonuses paid to the Employee for the two completed fiscal years immediately preceding the date of the Employee's termination of employment or, if less than two completed fiscal years have occurred during the Employment Period, the current target Annual Bonus amount. Such payment shall be made on the first business day following the date that is 60 days after the date of the Employee’s termination of employment;

(C)
if the Employee timely elects COBRA continuation coverage under the Company’s group medical, dental and vision plans, the Company shall pay directly or reimburse the Employee for a portion of such COBRA premiums (on a monthly, after-tax basis) equal to the employer portion of the premium for active Company employees for a period of 18 months immediately following the date of the Employee’s termination of employment;

(D)
any unvested portion of the Sign-On Equity Grant shall vest immediately; and

(E)
reimbursement of up to $10,000 for reasonable executive outplacement service expenses incurred by the Employee within one year following the date of the Employee’s termination of employment, provided that such services are provided by a nationally recognized executive outplacement firm and are at a level appropriate for the most senior officers.

(ii)
For purposes of this Agreement, a “Change of Control” means the occurrence of any of the following events:

(A)
the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d‑3 promulgated under the Exchange Act) of 50% or more of either (I) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (II) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (I), (II) and (III) of subsection (C) of this Section 6(f)(ii); or

(B)
individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(C)
the consummation by the Company of a reorganization, merger or consolidation (a “Business Combination”), in each case, unless, following such Business Combination, (I) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (II) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (III) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(D)
the consummation of (I) a complete liquidation or dissolution of the Company or (II) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (a) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (b) less than 20% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by any Person (excluding any employee benefit plan (or related trust) of the Company or such corporation), except to the extent that such Person owned 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the sale or disposition, and (c) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or other disposition of assets of the Company or were elected, appointed or nominated by the Board.

All references in this Section 6(f)(ii) to common stock shall include, to the extent applicable, references to equity interests, and all references in this Section 6(f)(ii) to directors or board of directors shall include, to the extent applicable, references to any other applicable management body of a person.

(g)
Non-Renewal of the Employment Period. The Employee’s employment shall terminate automatically upon expiration of the Employment Period if either party gives written notice of non-renewal as set forth in Section 2. For purposes of clarity, (i) a notice of non-renewal by the Company shall be considered a termination by the Company without Cause under Section 6(d), and (ii)] a notice of non-renewal by the Employee shall be considered a termination by the Employee without Good Reason under Section 6(e).

(h)
Release. All payments and benefits, other than the Accrued Benefits, that may be payable or provided to the Employee under this Section 6 (the “Conditioned Benefits”) are subject to (i)

the Employee’s (or, to the extent applicable, the Employee’s estate’s) execution and non-revocation of a release of claims, in a form to be provided by the Company (the “Release”), and (ii) the expiration of any revocation period contained in the Release, in each case, within 60 days following the date of the Employee’s termination of employment. To the extent that any of the Conditioned Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any payment or provision of such Conditioned Benefits otherwise scheduled to occur prior to the 60th day following the date of the Employee’s termination of employment, but for the condition on executing the Release set forth herein, shall not be made until the first regularly scheduled payroll date following such 60th day (regardless of when the Release is delivered), after which any remaining Conditioned Benefits shall thereafter be provided to the Employee according to the applicable schedule set forth herein.

(i)
Effect of Termination. The termination of the Employee’s employment pursuant to Sections 6(b), (c), (d), (e) or (f) shall not affect the Employee’s obligations as described in Sections 7, 8, 9 and 10. The rights and duties of the parties under Sections 6 through 25 of this Agreement shall survive the termination of this Agreement.

7.
Noncompetition. The parties agree that the Company’s customer contacts, customer relations, and goodwill are established and maintained at great expense, and that by virtue of the Employee’s employment with the Company, the Employee will have unique and extensive exposure to and personal contact with the Company’s customers, and that the Employee will be able to establish a unique relationship with the Company’s customers that will enable the Employee, both during and after employment, to unfairly compete with the Company. Further, the parties agree that the terms and conditions of the following restrictive covenants are reasonable and necessary for the protection of the Company’s legitimate business interests, trade secrets, and Confidential Information (as defined below) and to prevent great damage or loss to the Company as a result of action taken by the Employee. The Employee acknowledges that the noncompete restrictions and nondisclosure of Confidential Information restrictions contained in this Agreement are reasonable and that the consideration provided in this Agreement is sufficient to fully and adequately compensate the Employee for agreeing to such restrictions. The Employee acknowledges that the Employee could continue to actively pursue the Employee’s career and earn sufficient compensation in the same or similar business without breaching any of the restrictions contained in this Agreement. For purposes of this Section 7, the Company shall include any Affiliates.

(a)
During Term of Employment. The Employee hereby covenants and agrees that, during the Employee’s employment with the Company, the Employee shall not, directly or indirectly, either individually or as an employee, principal, agent, partner, shareholder, owner, trustee, beneficiary, co‑venturer, distributor, consultant, or in any other capacity, participate in, become associated with, provide assistance to, engage in, or have a financial or other interest in any business, activity, or enterprise which is competitive with or a supplier to the Company or any successor or assign of the Company. The ownership of less than a one percent interest in a corporation whose shares are traded in a recognized stock exchange or traded in the over‑the‑counter market, even though that corporation may be a competitor of the Company, shall not be deemed financial participation in a competitor.

(b)
Upon Termination of Employment. The Employee agrees that during a period after termination of the Employee’s employment with the Company equal to the shorter of one year or the duration of the Employee’s employment with the Company, the Employee will not, directly or indirectly, either individually or as an employee, agent, partner, shareholder, owner, trustee, beneficiary, co‑venturer, distributor, consultant or in any other capacity:

(i) Canvass or solicit from any person or entity who is a Customer (as defined below) of the Company any business in competition with the business of the Company or the successors or assigns of the Company, including the canvassing or soliciting of Competitive Business (as defined below) from any individual or entity which is or was a Customer of the Company. For purposes of this Agreement: (A) ”Customer” means any customer of the Company or any of its Affiliates with whom the Employee has had contact in connection with the performance of the Employee’s services under this Agreement in the five year period preceding the effective date of the Employee’s termination of employment for any reason and who has purchased the products or services offered by the Company or its Affiliates during the 24-month period preceding the effective date of the Employee’s termination of employment for any reason; and (B) ”Competitive Business” means a business which is involved in designing, developing, manufacturing, or marketing mechanical, electro-mechanical, and/or electronic security and access control products in the global motor vehicle industry.

(ii) Request or advise any of the Customers or suppliers of the Company with whom the Employee had contact in connection with the performance of the Employee’s services in the five year period preceding the effective date of the Employee’s termination for any reason and who currently have or have had business relationships with the Company within the 24-month period preceding the date of the Employee’s termination of employment for any reason, to withdraw, curtail, or cancel any of their business or relations with the Company.

(iii) Induce or attempt to induce any executive or management level employee or other employee with a specialized position that could be used to unfairly compete against the Company as may be identified in writing to the Employee by the Company from time to time, to terminate his or her relationship or breach his or her agreements with the Company in order to provide competing services to a Competitive Business; provided, however, that publication of general solicitations not targeted (A) to an individual employee, sales representative, consultant or other personnel of the Company, or (B) primarily to employees, sales representatives, consultants or other personnel of the Company (and any hiring pursuant to such general solicitations) shall not constitute inducement for purposes of, or otherwise violate, this Section 7(b)(iii).

8.
Confidential Information. For purposes of this Agreement, “Confidential Information” means proprietary non-public information that is possessed by or developed for the Company and that relates to the Company’s business or technology, including but not limited to inventions and other intellectual property (to the extent not a trade secret as described in Section 9), computer program object and source codes, business plans and strategies, existing or proposed bids, technical developments, existing or proposed research projects, financial or business projections, investments, marketing plans and strategies, pricing and cost information, negotiations strategies, sales strategies, training information and materials, employee compensation and other confidential personnel information, customer or potential customer lists, customer purchasing history, and information generated for customer engagements. Confidential Information also includes information received by the Company from others which the Company has an obligation to treat as confidential, including information obtained in connection with customer engagements. Confidential Information shall not include information that is or becomes available to the public through no wrongful act or omission of the Employee. The parties agree that the Company’s Confidential Information was established at great expense and protected as confidential information and provides the Company with a substantial competitive advantage in conducting its business. The parties further agree that by virtue of the Employee’s employment with the Company, the Employee will have access to, and be entrusted with, Confidential Information and that the Company would suffer great loss and injury if the Employee would disclose this information or use it to compete with the Company. Therefore, the Employee agrees that, during the term of the Employee’s employment, and until the first to occur of (a) such time as the Confidential Information becomes generally available to the public through no fault of the Employee, (b) such time as the Confidential Information no longer provides a benefit to the Company, or (c) the second anniversary of the date of the Employee’s termination of employment with the Company, the Employee will not, directly or indirectly, in any capacity, use or disclose, or cause to be used or disclosed, any Confidential Information in any geographic area in which such use or disclosure could harm the Company’s business interests. This provision does not prohibit the Employee’s use of general skills acquired prior to or during employment by the Company, as long as such use does not involve the use or disclosure of Confidential Information or trade secrets. The restrictions contained in this Section 8 apply to Confidential Information regardless of the fact that the Employee may have participated in the discovery and the development of that information. The Employee also agrees and acknowledges that the Employee will comply with all applicable laws regarding insider trading or the use of material nonpublic information in connection with the trading of securities. For purposes of this Section 8, the Company shall include any Affiliates.

9.
Common Law of Torts and Trade Secrets. The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides the Company with broader protection than that provided herein. During the Employee’s employment with the Company, the Employee shall do what is reasonably necessary to prevent misappropriation or unauthorized disclosure of the Company’s trade secrets. After termination of the Employee’s employment, the Employee shall not use or disclose the Company’s trade secrets for as long as they remain trade secrets.

10.
Non-Disparagement. The Employee agrees that, during the Employee’s employment with the Company and following the Employee’s termination of employment, the Employee shall not make, publish, or communicate any public statements which disparage or defame the Company or any Affiliate or any of their respective directors, officers, or employees. During the Employee's employment with the Company and following the Employee's termination of employment, the Company and its Affiliates shall not disparage the Employee in communications to third parties. Nothing in the foregoing is intended to prohibit the Employee from making truthful statements or providing information when required by law, regulation, or order of a court, governmental body, or regulatory body having appropriate jurisdiction, provided that such compliance does not exceed that required by the law, regulation, or order.

11.
Specific Performance and Injunctive Relief. The Employee acknowledges and agrees that irreparable injury to the Company may result in the event the Employee breaches any covenant and agreement contained in Sections 7, 8, 9, and 10 and that the remedy at law for the breach of any such covenant will be inadequate. Therefore, if the Employee engages in any act in violation of the provisions of Section 7, 8, 9, or 10, the Employee agrees that the Company shall be entitled, in addition to specific performance and such other remedies and damages as may be available to it by law or under this Agreement, to injunctive relief to enforce the provisions of Sections 7, 8, 9, and 10.

12.
Defend Trade Secrets Act Notice. The Employee is hereby advised that, pursuant to the federal Defend Trade Secrets Act, an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Further, an individual who files a lawsuit alleging retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding if the individual (1) files any document containing the trade secret under seal and (2) does not otherwise disclose the trade secret, except pursuant to court order. The Employee understands that any disclosure by the Employee of the Company’s trade secrets not done in good faith consistent with the above may subject the Employee to substantial damages, including punitive damages and attorney’s fees.

13.
Return of Property. The Employee agrees that, upon the Employee’s termination of employment, the Employee shall promptly return to the Company any keys, credit cards, passes, confidential documents or material, or other property belonging to the Company or any Affiliate, and the

Employee shall also return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing Confidential Information or relating to the business or proposed business of the Company or any Affiliate or containing any Confidential Information relating to the Company of any Affiliate, except any personal diaries, calendars, rolodexes or personal notes or correspondence.

14.
Cooperation. The Employee agrees that during the Employee’s employment with the Company and following the Employee’s termination of employment, the Employee shall be reasonably available to testify truthfully on behalf of the Company or any Affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any Affiliate, in all reasonable respects in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board, or its representatives or counsel, or representatives or counsel to the Company or any Affiliate, as requested; provided, however, that the same does not materially interfere with Employee’s then-current professional activities.

15.
Representations of the Employee; Obligations to Former Employers. As a material term of this Agreement, the Employee represents that the Employee has disclosed to the Company all agreements, restrictions, or obligations that: (i) purport to impose on the Employee any post-employment obligations with respect to a current or former employer; (ii) may affect the Employee’s ability to assume employment with the Company; (iii) may affect the Employee’s ability to perform the duties of Senior Vice President, Chief Financial Officer of the Company; or (iv) may result in forfeiture or recoupment of any compensation (whether in the form of cash or equity) paid or payable by a current or former employer. As a material term of this Agreement, the Employee represents that the Employee is in compliance with, and will continue to comply with, the terms of all lawful, enforceable, and ongoing post-employment restrictions from the Employee’s current or prior employment with respect to (I) nondisclosure of confidential information and trade secrets, (II) noncompetition, and (III) non-solicitation of employees, customers, and suppliers. The Employee understands and agrees that the Company does not wish to receive, and the Employee shall not provide to the Company, any confidential, proprietary or trade secret information that is owned by a third party, including any former employer of the Employee, that the Employee is contractually or otherwise legally prohibited from providing to the Company or any of its Affiliates.

16.
Waiver. The failure of either party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition.

17.
Notices. Any notice to be given hereunder shall be deemed sufficient if addressed in writing, and delivered by registered or certified mail or delivered personally, in the case of the Company, to the Chief People Officer at the Company’s principal business office, and in the case of the Employee, to the Employee’s address appearing on the records of the Company, or to such other address as the Employee may designate in writing to the Company.

18.
Severability. In the event that any provision shall be held to be invalid or unenforceable for any reason whatsoever, it is agreed such invalidity or unenforceability shall not affect any other provision of this Agreement and the remaining covenants, restrictions and provisions hereof shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable. Furthermore, the parties specifically acknowledge the above covenant not to compete in Section 7 and covenant not to disclose Confidential Information in Section 8 are separate and independent agreements.

19.
Entire Agreement; Amendment. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and the parties have made no agreement, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein. This Agreement may be amended only by mutual written agreement of the parties. This Agreement may be executed in one or more counterparts.

20.
Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Wisconsin, regardless of choice of law requirements. The parties hereby consent to the jurisdiction of the state courts of the State of Wisconsin and of any federal court in the venue of Wisconsin for the purpose of any suit, action or proceeding arising out of or related to this Agreement, and expressly waive any and all objections they may have as to venue in any of such courts.

21.
Dispute Resolution. The parties hereto shall attempt in good faith to resolve disputes arising out of or relating to this Agreement as provided in this Section 21. Subject to a party’s right to seek equitable remedies, including but not limited to specific performance and injunctive relief, as provided by Section 11 above, any dispute not resolved in writing within 21 days may be referred by either party to mediation involving a mediator (a third party neutral), trained and experienced in the mediation process and mutually agreed to by the parties. The mediator shall ascribe to and follow the commercial rules for the American Arbitration Association then in effect unless the parties mutually agree in writing to waive this provision for mediators in conducting and managing the mediation process. Expenses for the mediation shall be shared equally by the parties unless otherwise agreed during the mediation process. The parties may be accompanied in the mediation process by legal counsel and/or other persons mutually agreed to by the parties and the mediator. All participants will openly, honestly, and in good faith participate in the mediation. The mediation may be terminated at any time, for any reason, by the mediator or by either party. Any resolution reached by the parties during the mediation shall be recorded in writing and agreed to by the parties. Such resolution may be drafted and/or revised by the parties’ legal counsel and shall be legally binding on the parties. Each party shall bear their own costs for their legal counsel unless otherwise agreed during the mediation process.

22.
Assignment and Survivorship of Benefits. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against the Company and its successors and assigns and the Employee and the Employee’s heirs, beneficiaries and legal representatives. It is agreed that the rights and obligations of the Employee may not be delegated or assigned.

23.
Clawback Policy. The Employee acknowledges and agrees that any compensation or benefits received under this Agreement shall be subject to the Company’s clawback policy, as amended or modified from time to time, and compliance with any rules and regulations relating to recovery of erroneously awarded compensation, and that the Employee shall take all action necessary or appropriate to comply with such policy (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy).

24.
Certain Tax Matters.

(a)
Taxes. Notwithstanding anything in this Agreement to the contrary, all payments and benefits required to be made or provided to the Employee under this Agreement will be subject to withholding of such amounts relating to taxes as the Company may reasonably determine that it should withhold pursuant to any applicable laws or regulations.

(b)
Excise Taxes. Notwithstanding anything to the contrary in this Agreement, to the extent that the payment and benefits to be provided under this Agreement and any payments and benefits provided to the Employee or for the Employee’s benefit under any other Company plan or agreement

(collectively, the “Employment Payments”) would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Employment Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit (taking all income, employment and excise taxes into account) received by the Employee shall exceed the net after-tax benefit that would be received by the Employee if no such reduction was made. Any reduction pursuant to this Section 24(b) shall be applied consistent with the requirements of Section 409A of the Code.

(c)
Section 409A of the Code.

(i)
To the extent applicable, it is intended that this Agreement and any payments and benefits made or provided hereunder shall comply with the requirements of Section 409A of the Code or any exemption or exclusion therefrom, and any related regulations or other guidance promulgated with respect to such section by the Internal Revenue Service, and shall in all respects be administered in accordance with Section 409A of the Code. Any provision that would cause this Agreement or any payment or benefit hereunder to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code in the least restrictive manner necessary and without any diminution in the value of the payments to the Employee, which amendment may be retroactive to the extent permitted by Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute “nonqualified deferred compensation” under Section 409A of the Code would otherwise be payable or distributable hereunder by reason of the Employee’s termination of employment, such amount or benefit will not be payable or distributable to the Employee by reason of such circumstance unless (i) the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a compliant “separation from service” under Section 409A of the Code. For purposes of Section 409A of the Code, each individual payment payable under the Agreement shall be deemed to be a “separate payment” within the meaning of Section 409A of the Code.

(ii)
All reimbursements and in‑kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation and where applicable, that (A) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (B) in no event shall reimbursements by the Company under this Agreement be made later than the last day of the Employee’s taxable year next following the taxable year in which the applicable fees and expenses were incurred, (C) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year of the Employee may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Employee; and (D) the Employee’s right to have the Company pay or provide such reimbursements and in‑kind benefits may not be liquidated or exchanged for any other benefit.

(iii)
To the extent the Employee is a “specified employee,” as defined in Section 409A of the Code and any elections made by the Company in accordance therewith, notwithstanding the timing of payment provided in any other section of this Agreement, no payment, distribution or benefit under this Agreement that constitutes a distribution of nonqualified deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) upon the Employee’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)), after taking into account all available exemptions, that would otherwise be payable during the six‑month period after the Employee’s separation from service, will be made during such six‑month period, and any such payment, distribution or benefit will instead be paid on the first business day after such six‑month period (the “Delayed Payment Date”); provided, however, that if the Employee dies following a separation from service but before the Delayed Payment Date, such amounts shall be paid to the personal representative of the Employee’s estate within 30 days following the Employee’s death.

(iv)
Nothing herein shall be construed as the guarantee of any particular tax treatment to the Employee, and none of the Company, the Board or any of the Affiliates shall have any liability with respect to any failure to comply with the requirements of Section 409A of the Code.

25.
Opportunity to Review; No Presumption. The Employee represents that the Employee has been provided with an opportunity to review the terms of this Agreement with legal counsel. The parties agree that this Agreement is the product of negotiations between parties represented by legal counsel and that the presumption of interpreting ambiguities against the drafter of this Agreement shall not apply.

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IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the day, month and year first above written.

EMPLOYEE /s/ Matthew P. Pauli Matthew P. Pauli	STRATTEC SECURITY CORPORATION By: /s/ Jennifer L. Slater Name: Jennifer L. Slater Its: President and Chief Executive Officer